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                                                                    EXHIBIT 99.1

                             MYLAN LABORATORIES INC.

                          MODERATOR: PATRICK FITZGERALD
                                  JULY 19, 2005
                                  8:30 A.M. ET

Operator: Good day and welcome to this Mylan Laboratories Q1 fiscal 2006 earnings review conference call. Today's call is being recorded.

      At this time, I would like to turn the conference over to Mr. Patrick Fitzgerald, Vice President for Public Relations. Please go ahead, sir.

Patrick Fitzgerald: Good morning everyone and welcome. Before we begin, we at Mylan Laboratories wish to advise you as follows.

      During today's call, including during the Q&A, we may make forward-looking statements, including with regard to our anticipated business level, our planned activities and our other expectations for future periods. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because these statements are forward-looking, they

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      inherently involve risks and uncertainties and, accordingly, our actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could or contribute to such differences include but are not limited to the risk factors set forth in our annual report on Form 10-K for the year ended March 31, 2005, and in our other filings with the Securities and Exchange Commission, and we encourage you to refer to those. You may access our Form 10-K and other periodic reports through the Web site of the Securities and Exchange Commission at www.sec.gov.

      Earlier this morning, Mylan issued a press release which contained first-quarter results for fiscal 2006 as well as earnings guidance for fiscal 2006 and fiscal 2007. The press release is available on our Web site at www.mylan.com. Additionally, we are conducting a live Webcast of this call which will be available on our Web site after the conclusion of today's call for up to seven days.

      This morning's call is being recorded. Please note that the material in today's call, with the exception of the participant questions, is the property of Mylan Laboratories and cannot be recorded or re-broadcast without Mylan's express written permission.

      And now I would like to turn the call over to Mr. Robert Coury, Mylan's Vice Chairman and Chief Executive Officer.

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Robert Coury: Thank you, Patrick. Good morning everyone, and thank you for joining us this morning.

      On behalf of the Mylan management team, we would like to once again take a minute to thank all of our employees for their continued hard work and dedication to our company.

      Today, we are excited to provide you with our detailed first-quarter 2006 financial results and an update of other developments at Mylan. A lot has occurred since we've held our investor call on June 14, including the completion of a successful non-deal equity road show where we had the opportunity to meet with many of our institutional shareholders and discuss our strategies and outlook moving forward. We value this interaction and also the feedback we receive from our shareholders.

      Turning to this - to the first quarter, we are very pleased with the results that we are reporting today and believe that they demonstrate that fiscal 2006 is off to a strong start. We are executing on strategies that we've outlined. We are also re-affirming our guidance for fiscal years 2006 and 2007. For fiscal 2006 we are re-affirming adjusted diluted earnings per share guidance of 92 cents to a $1.15 per share, and for fiscal 2007 we are re-affirming adjusted diluted earnings per share guidance of $1.20 to $1.74 per share. We are especially proud of the performance of our Fentanyl transdermal system which continues to command significant

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      market share and remains the FDA's only approved generic alternative to
      J&J's Duragesic.

      I would also like to briefly address and clarify some of the media coverage concerning Fentanyl and Duragesic over the past few days. As you know, on July 15, the FDA issued a public health advisory regarding the safe use of transdermal patches. First, let me be very clear. There have been no developments brought to our attention as to the safety of these products. Fentanyl represents a significant clinical contribution as a potent schedule two opioid agonist. In the treatment of controlled pain, Fentanyl's opioid abuse properties are significantly less when compared to other products in the scheduled class such as morphine, oxycodone, methadone and others.

      In early February 2005, Health and Human Services at a meeting with the industry discussed issues such as drug abuse, patient compliance, and labeling instructions and the development of a risk management programs for the Schedule II opioid agonist. The risk of this class of drugs with their serious adverse events has long been understood. The FDA has implemented an enhanced labeling instructions and last Friday communicated directly to physicians and consumers to a public health advisory. While Mylan believes it has experienced a very small number of adverse events with our product, we are confident that adverse events are not associated with the quality of our product. It is Mylan's understanding that the recent statements reported by the FDA regarding 120 deaths come from a

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      review of the FDA's existing adverse events database pertaining to J&J's
      Duragesic. Mylan has been and will continue to work with the FDA on this issue. Mylan strongly supports the FDA's efforts to appropriately educate physicians, health care professionals and patients on the safe utilization of these Schedule II drugs. In this vitally important category, the long-standing efforts of the FDA's policy have been to improve or enhance the safe use of these drugs. In light of the FDA's continued work on this issue, our ability to respond to questions concerning fentanyl is limited.

      As you know, we also announced on June 14 that we intend to out-license nebivolol, our highly anticipated beta blocker, to a major brand pharmaceutical company that will co-develop and commercialize this exciting product. We are progressing with our negotiations and will provide additional details at the appropriate time. It is still our current intention to have a partner secured before the end of this calendar year.

      I would now like to address the preliminary results of our recently completed modified Dutch auction sale tender which expired at 12:00 midnight this past Friday. From our perspective, the sale tender was an overwhelming success with preliminary indications that we will purchasing 51,282,051 shares of our common stock, approximately 19 percent of the shares outstanding at a purchase price of $19.50 per share. We also intend to repurchase an additional $250 million of our shares, which is expected to be completed during this calendar year in the open

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      market. The follow-on repurchase combined with the Dutch auction sale tender are expected to result in the repurchase of nearly 25 percent of our shares outstanding.

      Next I would like to comment on the activities of Mr. Icahn and his affiliate entities. Mr. Icahn has now publicly confirmed that he has tendered virtually all of his Mylan shares. We will be purchasing on a pro rata basis approximately 94% of Mr. Icahn's tendered shares which will reduce his ownership position from approximately 26.2 million shares, or approximately 9.9% of our stock, to approximately 1.6 million shares, or less than three quarters of one percent of our stock. In a press release issued yesterday, Mr. Icahn continued to attempt to take credit for all of our recent strategic initiatives. As we've stated many times in the past, we believe that the investment community can see through Mr. Icahn's self-interested motives which believe are distinct and at odds with other Mylan investors. Our Board's decisions have never been and never will be unduly influenced by Mr. Icahn or any other external pressures. Mylan's Board has always and will continue to act in the best interest of all shareholders. Mr. Icahn has consistently maintained that he was a purported buyer at $20 per share, but in reality he tendered to be a seller at $19 per share. We believe that our Board and our management team's actions have spoken louder than Mr. Icahn's rhetoric. At this time we have no new information on these results of the tender or Mr. Icahn's actions beyond what we've already stated. And because we'd like to keep today's

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      call focused on the first quarter results, we will not be taking any questions related to Mr. Icahn on today's call.

      With that said I will turn the call over to Ed Borkowski, our Chief Financial Officer, for a more detailed financial review and then open up the call for questions.

Edward Borkowski: Thanks, Robert and good morning.

      Earlier today, we reported our financial results for the first quarter ended June 30th, 2005. Net revenues for the quarter were $323.4 million, a decrease of $15.6 million from the prior year first quarter. The decrease in net revenues is attributable to unfavorable pricing partially offset by revenues from new products launched since July 1, 2004. During the first quarter, new products contributed net revenues of $55 million, substantially all of which was due to fentanyl which was launched during our fourth quarter of fiscal 2005. New products contributed net revenues of $64.1 million in the fourth quarter of fiscal 2005, also largely due to fentanyl. As we've discussed in prior quarters, increased competition has led to price erosion on several of the products in our portfolio. Omeprazole, Carbidopa-Levodopa and Amnesteem are three of the products that were most significantly affected.

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      For the first quarter of fiscal `06, gross margins were 52% compared to
      53% in the first quarter of the prior year. This decrease is preliminary the result of this unfavorable pricing. On a sequential quarter basis, gross margins for the quarter ended June 30th, 2005, increased to 52% from 48% for the quarter ended March 31, 2005. This increase reflects a full quarter of fentanyl sales without the impact of costs incurred in conjunction with the product's launch.

      Earnings from operations decreased $66.9 million to $59.6 million as a result of the decrease in gross profit, increased operating expenses and several special items which occurred during the quarter. Included in operating expenses for the first quarter of fiscal 2006 was $10.2 million or two cents per share net of tax, of costs including restructuring costs related to the closure of Mylan Bertek. These costs, the majority of which are included in selling, general and administration, relate primarily to severance, automobile lease termination costs and sample inventory write-offs. Our restructuring plan is on track to be completed by September 30, 2005 as originally announced.

      Also included in the quarterly results is $12 million, or three cents per share net of tax, related to a contingent liability with respect to our previously disclosed Lorazepam and Clorazepate product litigation. Although a jury verdict was rendered against Mylan on June 1, 2005, we continue to believe that we have meritorious defenses with respect to these claims and intend to continue to vigorously defend our position, including pursuing a motion for judgment as a

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      matter of law or, in the alternative, a new trial, and if those motions are denied, pursuing an appeal. Including in the first-quarter results of fiscal 2005 were net gains on legal settlements which totaled $26 million, or six cents per share net of tax.

      Net earnings for the first quarter of fiscal 2006 were $42.9 million, a decrease of $39.1 million from the first quarter of fiscal '05. GAAP earnings per diluted share were 16 cents compared to 30 cents in the prior year. Adjusted diluted explains for the first quarter of fiscal 2006 was 26 cents compared with 24 cents in the prior year. Adjusted diluted EPS for the current quarter excludes the two cents per share of restructuring cost and three cents per share of litigation cost discussed earlier as well as five cents per share of ongoing costs related to Mylan Bertek which excludes restructuring cost but includes certain ongoing research and development and marketing costs related to Nebivolol that will be incurred until that licensing agreement related to such product is signed. A reconciliation of first-quarter adjusted diluted EPS to GAAP diluted EPS can be found in our release issued earlier today.

      Adjusted diluted EPS is a non-GAAP measure. We have not previously disclosed non-GAAP financial measures when providing our historical financial results. However, due primarily to the closing Mylan Bertek and the planned out-licensing of Nebivolol, we now believe that an evaluation of our ongoing operations and comparisons of current operations with future operations would be

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      difficult if we discussed only financial measures prepared in accordance in GAAP. Additionally, adjusted diluted EPS is a measure that we use internally for forecasting and budgeting purposes. It should be noted that non-GAAP measures such as adjusted diluted EPS should be used only as a supplement to, not as a substitute for, or as a superior measure to measures of financial performance prepared in accordance in GAAP.

      It should be noted that the effects of the Dutch auction self tender and the related financing will not affect our earnings per share until the second quarter of fiscal 2006. Cash flows from operations for the quarter were $106.4 million due primarily to net earnings and increased working capital, including a decrease in accounts receivable as a result of cash collections. As a result, cash and marketable securities increased by approximately $78.7 million in the first quarter of fiscal 2006. Capital expenditures were $25.1 million for the current quarter, and we remain on track to meet our estimated full-year capital expenditures of approximately $120 million.

      That concludes my remarks and I'll turn the call back over to Patrick.

Patrick Fitzgerald: OK. We'll now open the line up for a question and answer session. In order to get to as many questions as possible we're again asking each participant to limit themselves to two questions, and we'd ask that you please ask both questions up front.

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      Operator, we're ready for the first question.

Operator:Thank you. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please limit yourself to two questions and please pose both questions at the same time. Again, that is star one on your touch-tone telephone.

      Our first questions will come from Rich Silver with Lehman Brothers.

Rich  Silver: Hi. Can you hear me?

Robert Coury: Yes, Rich. How are you?

Rich  Silver: Good, Robert. How are you?

Robert Coury: Good.

Rich Silver: First question is on Duragesic, and was wondering if you had an opinion as to whether the FDA's public advisory would have any impact or already might have an impact on future generic approvals.
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Robert Coury: Rich, I don't want to speculate or - again, I'm very sensitive never to convey that we at Mylan are going to speak for the FDA or in front of the FDA. But track record would I think be indicative. If it is indicative, I think track record would say that, especially at this time, given the label changes that they recommended, given some of the risk management programs I think that they're going to want to have in place, I would think that from our perspective - again, not speaking for the FDA - that it would cause some delay in future approvals until the FDA's extremely comfortable about all the programs I think it wants to have in place.

Patrick Fitzgerald:  Next question, please.

Rich Silver: No...

Robert Coury: Wait, hold on...

Operator: I'm sorry...

Patrick Fitzgerald: Operator...

Operator: ...just one moment.

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Rich Silver: Hello?

Robert Coury: Yes, Rich.

Rich Silver: Yes, sorry. Just got one more question.

Robert Coury: OK.

Rich Silver: You said something about no new - no developments had been brought to Mylan's attention with regard to Duragesic. What do you mean by that?

Robert Coury: Thanks for asking that, Rich. There has been - I mean, everything that I see and hear about the Duragesic and all the media that I've seen, the most surprising thing to me is that there is nothing new out there. I mean, there is nothing new that has been brought to our attention that we have not seen all along in our development program, which as you know took two and a half years. There is nothing new that has been brought to our attention all the way up to this moment that I'm talking to you. So, you know, all of the information and if you go back, Rich, and remember the citizens' petitions that were filed days before our final approval, you'll see that all of these issues have been well-vetted in front of the FDA - J&J's position, Mylan's position, all the issues around Duragesic, all the database that the FDA - that's public with the FDA. There is nothing new around this whole - around the transdermals that we have seen or anything new

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      that has been brought to our attention. And, quite frankly, we applaud the
      FDA for putting out the advisory and we, you know, firmly and thoroughly support their efforts in trying to educate the population.

Patrick Fitzgerald: Next question, please.

Operator: Our next question will come from Timothy Chiang with Natexis
      Bleichroeder.

Timothy Chiang: Hi, Robert. I wanted to get the feel on your pipeline. Any sort of updates on Norvasc, Ditropan XL or Levaquin that you could talk about?

Robert Coury: The only thing - let me state what I stated. I think already - as you know, Amlodipine - let me start there. We are hopeful to get a final approval on Amlodipine by the next quarter. And as you know, we've not been sued within the 45 days and we have not made any public announcements about what we intend on doing. As far as the Topamax or Topiramate, we expect the summary judgment ruling, Tim, probably in the next six weeks, four to six weeks, we're hopeful. And as far as the Oxybutynin, we just finished the lower court - the district court trial at the end of May. We do expect by the end of this calendar year to hear from the judge in that case. And then as far as our Levofloxacin, we do - we are at the appellate court level and we do expect to hear from the appellate court judges in the first quarter of calendar year '06.

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Patrick Fitzgerald: Next question, please.

Operator: Our next question will come from Michael Tong with Wachovia.

Michael Tong: Hi. Just a couple of questions. Number one, Ed, can you walk me through the five-cent charge in Nebivolol and Bertek expenses and point me to where I can find it on the P&L? And, secondly, if I look at sequential revenue excluding fentanyl, it seems like you went from about 252 to 260-plus, and you commented about some price declines and things like that. Can you point to the source of the sequential revenue gain excluding generic Duragesic?

Edward Borkowski: Let me address the first question. The five cents is between - in the R&D and S&G line - SG&A line. It's approximately five million related to R&D and 15 million related to the SG&A.

Gary Sphar: OK. Relating to the sequential increase, when you strip out fentanyl, as we indicated last quarter there were some customers that had worked out their inventory of ours. Those customers then came back on-line a little bit this quarter accounting for that slight increase in revenue.

Patrick Fitzgerald: Next question, please.

Operator: Our next question will be from Banc of America, David Maris.

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David Maris: Morning. Two questions, Robert. First, I asked one of your competitors about authorized generics, and they said, well, Mylan was most against it and now Mylan's looking to do authorized generics, so how hard are they going to fight the authorized generics. So maybe if you could just give us an update on, you know - you had said last quarter that maybe you would start to look to sign deals like that. How receptive have companies been, you know, what stage is that effort in? And then, secondly, what are you seeing on pricing in the marketplace? You had a nice move in gross margin. But is Duragesic, you know, worse than you thought and the other pricing better than you thought? Or where is Duragesic pricing? Thank you.

Robert Coury: Let me - let me start off with the second one first, David. As we've mentioned, Duragesic is a very large product in our portfolio. And even with the very low generic-to-brand pricing that you should expect when you only have two competitors out there, us and the authorized generic, with the brand company, even with the low generic-to-brand price this is still a very high gross profit margin product. And it's this product that we have anticipated that going forward that this product would represent our ability to forecast an increase in overall gross margin as we go forward, even forecasting an additional competitor of fentanyl coming in this current second quarter as well as an additional one coming in next quarter. We still view fentanyl to be a very high gross margin product. And in addition to that, even though fentanyl was the predominant driver, we do

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      have other products that we see rolling in, that we have not announced publicly which products that they are, but upon approval. Also we believe will yield a higher gross profit margin, which again will all, you know, go to the increase, the kick-up that we see in gross profit margin overall.

      As far as the authorized generics, as I stated previously, we will absolutely unequivocally continue to vigorously fight against authorized generics. We believe that the playing field has now been limited to the legislation and that we feel that now that we've gone full circle between the FTC, now that we've made and raised all of our issues CMS, now that we have gone to the FDA, now that we have fought this issue in the courts, in the judicial system, we now believe that we have a clear understanding of what the rules of engagement are to those regulatory bodies who regulate our industry in terms of their present views on authorized generics. Given that, which is what we've sought all along and even though we particularly don't like some of the answers, at least - at the very least we understand their now - I'm going to now say consistent views of what their thinking is.

      Therefore I cannot withhold for the Mylan shareholder not to participate into the authorized generic market. And as I said, as appropriate, and which I'll explain one example as we go forward here. But while we are doing that, I will tell you that we are absolutely committed to work with the legislatures and to, you know, once and for all have them correct what we believe is being abused, and that is a

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      provision in the statutory language that specifically - the whole purpose of the legislative intent back in `84 was to simply award the generic company who would put their balance sheet forth in order to go after these frivolous patents and other tactics used by brand companies.

      If a generic company was prepared to put their balance sheet forward and risk their P&L to go after these types of activities, the only reward that was set aside for the generic company was what I call that sacred 180-day timeframe.

      We never had a problem with the authorized generic coming in after the 180 days or any other time, because as a generic company, you know, we're very accustomed to having five, six, seven, eight, 10, 15 competitors. What's another competitor? The only thing that we have told the brand companies and the FDA and all the other bodies is that, look, all we're saying is it doesn't make sense that there's an industry set up, and legislation that has been put in place that strikes this natural balance to have generic companies use their balance sheets to go after those same very companies who are - who have frivolous patents and are using other tactics and after we win have a provision for a reward for us for doing it in the first place and then allow the same people that we've gone after to participate in our reward. It just makes no sense.

      So we understand now there to be a legislative loophole. We think that we can correct that legislative loophole. But it's going to take legislation to correct it.

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      Therefore, it'll take us, we believe, approximately 18 months or so before we think we can gain any success. However, we do see a short-term potential reprieve in that the Center of Medicare and Medicaid Services, CMS, is now considering to have authorized generics included in the brand company's best price reimbursement practices.

      We think that if CMS, you know, follows through and changes policy about including authorized generic and the brand's reimbursement, which simply makes sense, then we think it won't eliminate it, we think it'll be a deterrent.

      How Mylan will participate in the authorized generics - and I said the word "as appropriate" - for example, go back to Mylan's Nifedipine. If you recall prior to me coming into office, Mylan had an authorized generic when it filed a paragraph four against Pfizer's Nifedipine product on a single strength. Mylan, the day before the trial was begin, settled Pfizer and became their authorized generic distributor on all three strengths.

      And so if you look at that example and you look at the paragraph four filings that we now have, the largest in the company's history - out of 44 products we have 12 first to file - I think one of the low-hanging fruits for a place where I see a settlement making all the sense in the world where it could be a win for the brand, a win for the generic, and more importantly, David, a win for the consumer. If the appropriate settlements are structured, we believe it'll be a win on all three fronts,

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      and I think one of the places you could look at as the potential settlement, especially since the FTC - a ruling of the FTC has been overturned making it easier for brand and generic companies to entered into these type of settlements, I believe that's what you can expect from us going forward.

Patrick Fitzgerald: Next question, please.

Operator: That will come from Buckingham Research, David Buck.

David Buck: Yes, hi. A question for Robert is, first, can you just give a comment on what you see as the M&A environment currently in generics? And secondly, for Ed, can you give us a sense of gross margin, what if any impact was had from API activity, focused on purchasing of API, et cetera.

Robert Coury: Ed, do you want to start first and then I'll give him a -

Edward Borkowski: Typically we don't really break out that kind of detail. I mean, we do achieve API benefit from sourcing and negotiate - ongoing negotiations, David, but we really don't break out that level of detail in terms of what's driving that margin.

Robert Coury: But I assure you, David, one of the things you can expect that we're doing on an ongoing basis is continuing to drive our cost of goods down. And, yes, you

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      know, one of the reports that came out by one of the analysts talking about additional DMF files that have been filed, I will tell you that - I think it was David Maris who said there were 500-and-something filed versus 270 last year. We don't view that as an additional competitive barrier.

      We actually view that as an opportunity for us. And the reason why we do is because the more DMF files that are out there, the more opportunities we have as a manufacturer to reference those DMF files, therefore setting up the natural competitive environment to continue to drive our cost of goods down. So I will tell you that you can expect that we're constantly and have been and will continue to drive our cost of goods down every opportunity that we have to maintain our competitivecy in this - in this environment we're in.

      As far as, David, the M&A activities, I certainly from my perspective anticipate going forward, I've said along that I believe that consolidation in the industry is a must. I don't think that - I don't think it needs to happen so much for companies to get together to squeeze out synergies only to add incremental EPS and satisfy simply Wall Street's appetite. I think it's simply a must for survival in this industry long-term.

      I think that, you know, one of the benefits that Mylan has always yielded is its efficiencies through its ability to be the largest generic domestic pharmaceutical company here in America, and the efficiencies that we yield are yielded because

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      95 percent of what we do we are vertically integrated, we are the most vertically integrated company from the time that we identify an opportunity, bring it through R&D, scale it up, manufacture and deliver the compound. When you're as vertically integrated as a Mylan is, truly the efficiencies that we yield coupled with the excellence in our manufacturing, out of the 12 and a half billion tablets and capsules, David, we only had a .1-percent rejection rate.

      So if you think about our ability to get commercial prices on every single last tablet and capsule coupled with the other efficiencies that we yield due to our vertical integration and our ability to continue to drive our cost of goods down, I will tell you that not every company enjoys that position. What you will find when you take away Mylan and the sheer size of a Mylan, you actually have a very fragmented industry. You actually have, you know, smaller companies that specialize in other various areas.

      And I think that when you take a look at those smaller companies and you take a look at the breadth and width of their product portfolio that they offer, by those type of companies getting together they have much more to gain in consolidation in terms of being able to maintain the competitivecy we think is necessary to survive in this industry long-term. One, if you take companies that specialize in R&D, marry them up with companies that specialize with manufacturing and then marry it up with companies who have a good ANDA strategy, you then have the

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      beginnings of what I call vertical integration so that they too can yield out the efficiencies that we've enjoyed here at Mylan.

      And more importantly, David, the most important metric is to enhance a company's product portfolio, to expand their bandwidth so that they begin to have the critical mass and the type of product portfolio that I believe can give them the standing that you would want to have with the customer base that's out there.

Patrick Fitzgerald: Next question, please.

Operator: And we'll hear from Elliot Wilbur with CIBC World Markets.

Elliot Wilbur: Good morning. Two questions. First has to do with a recent declaratory judgment action that you guys have filed against Merck on Finasteride. I'm wondering is this more of a tactical maneuver designed to possibly open up this market prior to the expiration of exclusivity by the first filer based on a recent change or apparent change in interpretation of what constitutes a final court decision, and might we see more activity from the company in this respect, or am I just reading too much into this and the circumstances are very unique to this product. And then second question, for Ed, how much of the $250 million open market repurchase has already been - or how many shares have already been bought back under that authorization? Thanks.

Edward Borkowski: Let me address the second question first. The follow-on - cannot commence until 10 days after the Dutch ends.

Robert Coury: Business days.

Edward Borkowski: Business days. So nothing will begin until those 10 days are up. And I think as we stated, we expect to complete that by the end of the calendar year.

Robert Coury: And Elliott, if you - certainly you know I cannot comment on any potential litigation activity. So I can't answer the first question.

Patrick Fitzgerald: Next question, please.

Operator: It appears there are no further questions at this time. Mr.
      Fitzgerald, I'll turn the conference back to you for additional or closing remarks.

Patrick Fitzgerald: Well, thank you, operator, and thank you, everyone, for joining us today. We look forward to joining you again to report on our second quarter financial results.

Operator: And that does conclude today's conference call. We thank you all for your participation and have a great day.

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